SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

EDUCATE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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YOUR VOTE IS IMPORTANT. Please sign, date and return the enclosed proxy card promptly, whether or not you plan to attend Educate, Inc.’s Annual Meeting.

EDUCATE, INC.

1001 Fleet Street

Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 2, 2006

To the Stockholders of Educate, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Educate, Inc. (“Educate”) will be held at the Sylvan University Suite, 1000 Lancaster Street, Baltimore, Maryland 21202 on June 2, 2006 at 9:00 a.m. (Eastern Time), for the following purposes:

I.	To elect Educate’s directors.

II.	To ratify the appointment of Ernst & Young LLP as the independent auditors of Educate for the year ending December 31, 2006.

III.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Accompanying this notice is a Proxy Statement, Proxy Card and Educate’s Annual Report for the year ended December 31, 2005. Whether or not you expect to be present at the Annual Meeting, please sign and date the Proxy Card and return it in the enclosed postage prepaid envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is exercised at the Annual Meeting. The Board of Directors fixed April 19, 2006 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof (the “Annual Meeting”). Only stockholders of record at the close of business on April 19, 2006 will be entitled to vote at the Annual Meeting.

You are cordially invited to attend the Annual Meeting, and you may vote in person regardless of whether or not you have returned your Proxy Card.

BY ORDER OF THE BOARD OF DIRECTORS

C. Alan Schroeder

Secretary

Baltimore, Maryland

May 1, 2006

EDUCATE, INC.

1001 Fleet Street

Baltimore, Maryland 21202

(410) 843-8000

PROXY STATEMENT

INTRODUCTION

This Proxy Statement and the accompanying proxy card are furnished to stockholders of Educate, Inc. (“Educate” or the “Company”) in connection with the solicitation of proxies by Educate’s Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders described in the accompanying notice and at any adjournments or postponements thereof (the “Annual Meeting”). The purpose of the Annual Meeting is to: 1) elect Educate’s directors, 2) ratify the appointment of Ernst & Young LLP as independent auditors of Educate for the year ending December 31, 2006, and 3) transact such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about May 1, 2006.

The record of stockholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on April 19, 2006 (the “Record Date”). On the Record Date, there were outstanding and entitled to vote 42,912,391 shares of Common Stock, par value $.01 per share (the “Educate Common Stock”).

The presence, in person or by proxy, of the holders of a majority of the shares of Educate Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. In the election of directors, each share of Educate Common Stock may be voted for as many individuals as there are directors to be elected. Votes may be cast “FOR” the election of a director; cumulative voting is not permitted. Those individuals receiving the highest number of votes “FOR” election to the Board of Directors shall be considered duly elected. A proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will have no effect on the election of directors although it will be counted for purposes of determining whether a quorum is present. For all matters except the election of directors, each share is entitled to one vote. The affirmative vote of a majority of the shares of Educate Common Stock present in person or represented by proxy at the Annual Meeting is required for approval and/or ratification of all matters (other than the election of directors) being submitted to the stockholders for their consideration. An automated system administered by Educate’s transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

This solicitation is being made primarily by mail, but Educate’s directors, officers and employees may also engage in the solicitation of proxies by telephone, facsimile, e-mail or other means. Educate is paying the cost of soliciting proxies. Educate will not pay compensation in connection with the solicitation of proxies, except as reimbursement to brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting By Proxy

The Board of Directors has selected C. Alan Schroeder and Kevin E. Shaffer, and each of them, with full power of substitution to each, as proxies. Any stockholder executing a proxy card has the power to revoke the proxy at any time before it is exercised at the Annual Meeting by sending a written notice to the Secretary of Educate, by executing and delivering to the Secretary of Educate a duly executed proxy card bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder may attend the Annual Meeting and vote in person, whether or not he or she has previously given a proxy.

With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve and ratify the appointment of Ernst & Young LLP as Educate’s independent auditors for the year ending December 31, 2006, stockholders may (i) vote “for”, (ii) vote “against” or (iii) abstain from voting as to such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given.

If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted “FOR” the election of each of the nominees for director and ratification of the appointment of Ernst & Young LLP as Educate’s independent auditors for the fiscal year ending December 31, 2006. The Board of Directors knows of no other matters to be presented for action at the Annual Meeting other than those mentioned in the notice above. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card as proxy will vote upon such matters in accordance with the proxy holder’s judgment.

Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder’s behalf at the Annual Meeting.

IF YOU DECIDE TO VOTE BY PROXY, YOUR PROXY CARD WILL BE VALID ONLY IF YOU SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING.

I. ELECTION OF EDUCATE DIRECTORS

The Board of Directors is comprised of nine persons. The nine members of the Board of Directors are Douglas L. Becker, Laurence Berg, Michael F. Devine, III, R. Christopher Hoehn-Saric, David W. Hornbeck, Cheryl Krongard, Aaron Stone, Michael D. Weiner and Raul Yzaguirre. Each is subject to re-election for a one-year term and each has been nominated for re-election.

Pursuant to an agreement between Educate and Apollo Advisors, L.P. (“Apollo”), Apollo has the right, at any time until Apollo or its affiliates no longer beneficially own at least 50% of Educate’s outstanding common stock and have sold at least one share of common stock other than in the initial public offering of shares of stock of Educate (the “Educate IPO”), to require Educate to increase the size of its Board of Directors by two and to fill those vacancies with directors nominated by Apollo. Until such time that Apollo or its affiliates no longer beneficially own at least 33% of Educate’s outstanding common stock and have sold at least one share of common stock other than in the Educate IPO, Apollo will have the right to nominate four designees to Educate’s Board of Directors, and certain important matters relating to Educate’s operations will require the approval of the majority of directors nominated by Apollo. Apollo has nominated Messrs. Berg, Stone and Weiner and Ms. Krongard for election.

Each of the nominees has agreed to serve as a director if elected. If any nominee cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee. If that happens, it is expected that the proxies named in the accompanying proxy card will vote all valid proxies for the election of the substitute nominee. The Board of Directors may also decide to leave the Board seat or seats vacant until a suitable candidate is located, or the Board may decide to reduce the size of the Board.

The individuals receiving the highest number of votes “FOR” election to the Board of Directors shall be considered duly elected.

The Board of Directors unanimously recommends that stockholders vote “FOR” the nominees for Directors.

Information Concerning Nominees

The following table presents information concerning the persons nominated by the Board of Directors for election at the Annual Meeting. Information with respect to the number of shares of the Educate Common Stock beneficially owned by each of the nominees, directly or indirectly, appears on page 19 of this Proxy Statement.

Name and Age	Director Since	Nominated for Term Expiring	Principal Occupation, Directorships with Public Companies and other Information

Douglas L. Becker (40)	September 2004	2007 Annual Meeting	Mr. Becker has served as one of our directors since September 2004. Since February 2000, Mr. Becker has been the Chairman and Chief Executive Officer of Laureate Education, Inc., which was known prior to May 2004 as Sylvan Learning Systems, Inc. (“Laureate”). Previously, Mr. Becker served as President and co-Chief Executive Officer of Laureate since April 1993. From February 1991 until April 1993, Mr. Becker was the Chief Executive Officer of the Sylvan Learning Center Division of Laureate. Mr. Becker also serves as a director of Constellation Energy Corporation.

Laurence Berg (39)	March 2003	2007 Annual Meeting	Mr. Berg has served as one of our directors since March 2003 and served as Chairman of our Board of Directors from March 2003 to April 2004. Mr. Berg is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds. He has worked at Apollo since 1992. Prior to joining Apollo, Mr. Berg was a member of the Mergers and Acquisition Group at Drexel Burnham Lambert. Mr. Berg is on the Founder’s Circle of the Fulfillment Fund, a youth mentoring and college scholarship charity. Mr. Berg is also a director of Goodman Global Holdings, Hayes Lemmerz International, Inc., Rent-A-Center, Inc., and Resolution Performance Products.

Michael F. Devine, III (47)	December 2004	2007 Annual Meeting	Mr. Devine has served as one of our directors since December 2004. Mr. Devine is the Senior Vice President and Chief Financial Officer of Coach, Inc., a designer, producer, and marketer of fine accessories and gifts. He has served in that position since December 2001. Prior to joining Coach, Inc., from 2000 to 2001, Mr. Devine was Executive Vice President and Chief Financial Officer of Mothers Work, Inc., the world’s largest designer, manufacturer and retailer of maternity apparel. From 1997 to 2000, Mr. Devine served as Chief Financial Officer, Treasurer and Secretary of Strategic Distribution, Inc. Prior to that, from 1995 to 1997, Mr. Devine was Chief Financial Officer of Industrial Systems Associates, a subsidiary of Strategic Distribution, Inc. Mr. Devine previously held Director of Operations and Director of Finance positions at McMaster-Carr Supply Company from 1989 to 1995 and progressively senior finance positions at Honeywell, Inc. from 1980 to 1989.

Name and Age	Director Since	Nominated for Term Expiring	Principal Occupation, Directorships with Public Companies and other Information
R. Christopher Hoehn-Saric (43)	March 2003	2007 Annual Meeting	Mr. Hoehn-Saric became our Chief Executive Officer in July 2003 and Chairman of our Board of Directors in April 2004. From February 2000 until July 2003, Mr. Hoehn-Saric was Chairman and Chief Executive Officer of Sylvan Ventures, the incubator subsidiary of our predecessor, Sylvan Learning Systems, Inc., which is now known as Laureate. He served as Chairman of the Board of Sylvan Learning Systems, Inc. from April 1993 until February 2000 and as co-Chief Executive Officer of Sylvan Learning Systems, Inc. from December 1995 until February 2000. He also served as Sylvan Learning Systems, Inc. President from 1988 to 1993. He was a member of Sylvan Learning Systems, Inc.’s Board of Directors from 1986 through July 2003 and has been a member of Laureate’s Board of Directors since July 2003.

David W. Hornbeck (64)	September 2004	2007 Annual Meeting	Mr. Hornbeck has served as one of our directors since September 2004. With support from the Hewlett Foundation, Mr. Hornbeck is designing a national advocacy initiative for public education. From October 2003 to December 31, 2004, Mr. Hornbeck was President and Chief Executive Officer of the International Youth Foundation (“IYF”), a public foundation dedicated to bringing resources and attention to the needs of young people around the world. From 2000 to 2003, Mr. Hornbeck was self-employed as a writer and consultant. Previously, Mr. Hornbeck served as Superintendent of the Philadelphia Public Schools for six years and State Superintendent of Schools in Maryland for 12 years. Mr. Hornbeck is Chairman of the Board of the Public Education Network and previously served as Board Chairman of the Carnegie Foundation for the Advancement of Teaching and the Children’s Defense Fund.

Cheryl Krongard (50)	June 2004	2007 Annual Meeting	Ms. Krongard has served as one of our directors since June 2004. Ms. Krongard was nominated for election by Apollo. Ms. Krongard is a private investor. Ms. Krongard is a former partner of Apollo Advisors, L.P., where she worked from 2002 until 2004. Ms. Krongard was the Chief Executive Officer of Rothschild Asset Management from 1995 to 2000. She served as Senior Managing Director for Rothschild North America from 1993 until 2000. Ms. Krongard is a director of U.S. Airways Group, Inc. and Legg Mason, Inc. She is a Governor of the Iowa State University Board of Governors. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. She is a director of the Investment Committee for the Iowa State University Foundation. She is Trustee of the Mount Sinai Medical Center.

Name and Age	Director Since	Nominated for Term Expiring	Principal Occupation, Directorships with Public Companies and other Information
Aaron Stone (33)	April 2004	2007 Annual Meeting	Mr. Stone has served as one of our directors since April 2004. Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds. Mr. Stone has worked at Apollo since 1997. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone is also a director of AMC Entertainment Inc., Hughes Communications, Inc., Intelsat, Ltd., and SkyTerra Communications, Inc.

Michael D. Weiner (53)	April 2006	2007 Annual Meeting	Mr. Michael D. Weiner has served as one of our directors since April 2006. Mr. Weiner was nominated for election by Apollo. Mr. Weiner is currently the general counsel of Apollo Management, L.P. Before joining Apollo in 1992, Mr. Weiner was a partner with Morgan, Lewis & Bockius, specializing in securities law, public and private financings, and corporate and commercial transactions. Prior to 1980, Mr. Weiner was a senior attorney with the Securities and Exchange Commission. Mr. Weiner is also a director of Quality Distribution, Inc., Hughes Communications, Inc., SkyTerra Communications, Inc., and Goodman Global Holdings, Inc.

Raul Yzaguirre (66)	September 2004	2007 Annual Meeting	Mr. Yzaguirre has served as one of our directors since September 2004. Mr. Yzaguirre is the Presidential Professor of Practice for Community Development and Civil Rights at Arizona State University. Mr. Yzaguirre resigned on January 1, 2005 from the post of President and Chief Executive Officer of National Council of LaRaza, a community development and public policy organization, a capacity in which he served since 1974. Mr. Yzaguirre is also a past Chairperson of the Independent Sector, a nonprofit coalition of over 850 corporate, foundation and voluntary organizations. He is a director of AARP Services, Inc. and the Council of Better Business Bureaus.

Information Regarding the Educate Board, Committees and Remuneration

During 2005, there were six meetings of the Board of Directors. Each director attended at least 75% of the total number of meetings of the Board and Board Committees of which he or she was a member, except Mr. Yzaguirre who attended 71%. Except for Mr. Hornbeck, each director who was a member of the Board of Directors at the time and is nominated for re-election attended the 2005 Annual Meeting of Stockholders. Directors are encouraged but not required to attend annual meetings of Educate’s stockholders. The Educate Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that Mr. Devine, Mr. Hornbeck, Ms. Krongard, Mr. Weiner and Mr. Yzaguirre meet the independence requirements of the Nasdaq National Market. Each member of the Audit, Compensation, Nominating and Corporate Governance Committees is independent as defined under current Nasdaq listing standards.

The Audit Committee meets with management and Educate’s independent auditors to: (i) review whether satisfactory accounting procedures are being followed by Educate and whether its internal accounting controls are adequate, (ii) monitor audit and non-audit services performed by the independent auditors, and (iii) approve fees charged by the independent auditors. The Audit Committee also reviews the performance of the independent auditors and selects annually the firm of independent auditors to recommend to the shareholders to audit Educate’s financial statements. At the end of 2005, independent directors Messrs. Devine, Hornbeck and Yzaguirre were the members of the Audit Committee. The Board of Directors has determined that Mr. Devine is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. There were eight meetings of the Audit Committee during 2005. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this Proxy Statement. The current Audit Committee Charter is available on Educate’s website at www.educate-inc.com.

The Compensation Committee establishes the compensation for executive officers of Educate and generally reviews benefits and compensation for all officers, directors, and employees. It also administers Educate’s stock option plans. During 2005, independent directors Michael Gross, who resigned from the Board of Directors in February 2006, and Ms. Krongard were the members of the Compensation Committee. There was one meeting of the Compensation Committee during 2005. The current members of the Compensation Committee are independent directors Ms. Krongard and Mr. Weiner. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this Proxy Statement. The Compensation Committee Charter is available on the Educate website at www.educate-inc.com.

The Nominating and Corporate Governance Committee screens and evaluates candidates for vacancies on the Educate Board of Directors and committees thereof, reviews Board compensation matters and reviews and monitors corporate governance matters. During 2005, independent directors Mr. Gross and Ms. Krongard were the members of the Nominating Committee, which met on one occasion. The current members of the Nominating Committee are Ms. Krongard and Mr. Weiner. The Nominating and Corporate Governance Committee Charter is available on the Educate website at www.educate-inc.com.

In evaluating and determining whether to nominate a candidate for a position on Educate’s Board, the Nominating Committee will consider the criteria outlined in the Nominating and Corporate Governance Committee Charter, which includes high professional ethics and values, relevant management and/or educational experience, and a commitment to enhancing shareholder value. In evaluating candidates for nomination, the Nominating Committee utilizes a variety of methods. The Board of Directors and the Nominating Committee regularly assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Nominating Committee from current Board members, shareholders, professional search firms, officers or other persons. The Nominating Committee will review all candidates in the same manner regardless of the source of the recommendation.

Under Educate’s Bylaws, nominations for director may be made only by the Board of Directors or a committee thereof or by a stockholder of record who delivers notice along with the additional information and materials required by Educate’s Bylaws to Educate’s Corporate Secretary not less than 90 days and not more than 120 days before the first anniversary date of the mailing date for the preceding year’s annual meeting. For Educate’s annual meeting in 2007, Educate must receive this notice between January 1, 2007 and January 31, 2007. A copy of Educate’s Bylaws may be obtained by writing to its General Counsel/Corporate Secretary at Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202. A copy of Educate’s Bylaws has been filed with the SEC.

Educate has adopted a code of ethics and conduct that applies to all of its directors, officers (including its chief executive officer, chief financial officer, controller, chief compliance officer, and any person performing similar functions) and employees. Educate has made the Code of Ethics available on its website at www.educate-inc.com.

Directors who are not employees of Educate receive compensation of $15,000 per year for service on the Board, $15,000 per year for service as the Chairman of the Audit Committee, $1,200 per regular meeting of the

Board, $2,500 per year for service as a member of a committee of the Board, $1,200 per committee meeting, and $600 per committee meeting attended via telephone. (Currently Mr. Becker does not receive compensation from Educate.) All directors are reimbursed for their out-of-pocket expenses in connection with attending meetings. Since Educate’s initial public offering, the practice of the Board of Directors has been to grant to each new Director, upon appointment, a vested option to purchase 12,000 shares of Educate Common Stock at an exercise price equal to the fair market value of the stock on the date of grant. In addition, the Chairman of the Audit Committee is annually granted a vested option to purchase 4,000 shares of Educate Common Stock at an exercise price equal to the fair market value of the stock on the date of grant. The Compensation Committee is currently reviewing the compensation paid to Directors who are not employees of Educate, including the granting of options to purchase Educate Common Stock and the issuance of restricted stock, for their service to Educate.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Educate’s executive officers and Directors, and persons who own more than ten percent of a registered class of Educate’s securities, file reports of ownership and changes in ownership with the SEC and provide Educate with copies of such reports. Educate has reviewed such reports received by it and written representations from its Directors and executive officers. Based solely on such review, Educate believes that all ownership filing requirements were made timely during 2005.

Certain Relationships and Related Transactions

Educate and Laureate Education, Inc. entered into a Shared Services Agreement dated as of June 30, 2003 pursuant to which Educate provides to Laureate certain accounting, benefits, IT, human resources, purchasing and payroll services and Laureate provides to Educate certain tax, real estate, risk management, and treasury services. During 2005, pursuant to the agreement, Laureate incurred amounts due to Educate of $3.7 million and Educate incurred amounts due to Laureate of $0.7 million. The agreement expires on June 30, 2006. Educate and Laureate are currently negotiating the terms of an extension of the agreement. Mr. Hoehn-Saric is a Director, and Mr. Becker is Chairman and Chief Executive Officer, of Laureate.

On April 27, 2004, Educate entered into a new secured credit facility with a syndicate of lenders. Funds from the new facility were used in part to repay all amounts outstanding under a subordinated $55 million note issued to Laureate by Educate in connection with the acquisition by Educate on June 30, 2003 of Laureate’s pre-K-12 education business. Mr. Hoehn-Saric is a Director, and Mr. Becker is Chairman and Chief Executive Officer, of Laureate.

Educate subleases its corporate headquarters, consisting of 57,471 square feet of office space, from Laureate, pursuant to a lease which expires August 30, 2011. In addition, Educate subleases other property from Laureate. During 2005, Educate incurred $2.4 million as rent under the subleases. In March 2006, Educate and Laureate agreed to the terms of a Memorandum of Understanding concerning Educate leasing additional space in its corporate headquarters building currently leased and occupied by Laureate. Educate and Laureate, along with the owner of the building in which Educate has its corporate headquarters, are currently engaged in negotiations concerning the expansion of Educate’s space in its corporate headquarters building. Mr. Hoehn-Saric is a Director, and Mr. Becker is Chairman and Chief Executive Officer, of Laureate.

On September 20, 2004, Educate sold for $2,100,000 its ownership interest in Connections Academy, Inc., which operates virtual public and charter schools for K-8 students, to certain of Educate’s stockholders, including affiliates of Apollo Advisors, L.P. When Educate acquired Connections Academy from Laureate in June 2003, Educate agreed to pay to Laureate up to $10,000,000 of contingent consideration if Connections Academy achieved specified levels of earnings through 2007. As part of the sale, Educate transferred this contingent liability to the purchaser of Connections Academy. In connection with the sale, Educate and the entity which purchased Connections Academy entered into a transition services agreement, pursuant to which Educate provides certain services to Connections Academy. The agreement provides for payment to Educate of $24,000 on an annual basis. In addition, Connections Academy subleases office space from Educate. Connections

Academy and Educate, along with the owners of the buildings in which Connections Academy and Educate have their respective corporate headquarters, are currently engaged in negotiations concerning the expansion and move of Connections Academy’s corporate headquarters from its current building to the building in which Educate has its corporate headquarters. Messrs. Berg, Gross and Weiner, who are Directors of Educate, are affiliated with Apollo. In addition, Messrs. Hoehn-Saric, Peter Cohen, Jeff Cohen and Shaffer, all of whom are officers of Educate, are stockholders of the entity which purchased Connections Academy.

As previously disclosed, in connection with the Company’s initial public offering, the Company entered into an agreement with Apollo pursuant to which Apollo has the right, at any time until Apollo or its affiliates no longer beneficially own at least 50% of the Company’s outstanding Common Stock and have sold at least one share of Common Stock other than in the Company’s initial public offering, to require the Company to increase the size of its Board by two and to fill those vacancies with directors nominated by Apollo. Until such time that Apollo or its affiliates no longer beneficially own at least 33% of the Company’s outstanding Common Stock and have sold at least one share of Common Stock other than in the initial public offering, Apollo will have the right to nominate four designees to the Company Board, and certain important matters relating to the operations of the Company will require the approval of the majority of directors nominated by Apollo, including:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of the Company’s securities or those of the Company’s subsidiaries;

•	the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•	a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of the Company’s assets to another entity;

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $5 million in the aggregate;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $5 million in the aggregate;

•	entering into certain transactions with affiliates;

•	the incurrence of indebtedness aggregating more than $5 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	change in the Company’s chief executive officer; and

•	change in size of the Company’s Board of Directors.

Messrs. Berg, Stone, and Weiner are affiliated with Apollo and, at the time of the Company’s initial public offering, Ms. Krongard was affiliated with Apollo.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee consists of Mr. Weiner and Ms. Krongard. Neither was a party to any transaction with Educate which requires disclosure under applicable regulations of the SEC. None of Educate’s officers serves as a director or member of the compensation committee of another entity, which has an executive officer who serves on Educate’s Compensation Committee.

Compensation of Executive Officers and Directors

Compensation of Executive Officers. The following table shows for the years ended December 31, 2005, 2004 and 2003 the cash and non-cash compensation, including salary, bonuses, stock options and certain other compensation, earned by Educate’s Chief Executive Officer and each of Educate’s other most highly compensated executive officers as of December 31, 2005 (the “Named Executive Officers”) :

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary $	Bonus $	Other Annual $ Compensation (1)	Restricted Stock $ Awards (2)	Shares Underlying Options (#)	All Other Compensation (3)
R. Christopher Hoehn-Saric (4) Chairman of the Board and Chief Executive Officer	2005 2004 2003	$483,333 413,050 385,000	$0 488,000 412,500	$18,499 18,499 13,835	$0 2,631,200 0	0 0 1,380,000	$4,725 2,274 3,690

Peter J. Cohen (5) President, Chief Operating Officer and President (acting) of Learning Center segment	2005 2004 2003	341,250 329,100 325,726	0 327,600 347,600	21,214 21,360 13,885	0 141,680 0	0 0 424,000	4,725 4,613 4,500

Jeffrey H. Cohen (6) President—Catapult Learning	2005 2004 2003	272,500 259,343 231,423	0 156,000 170,000	12,634 12,634 11,515	0 80,960 0	0 0 260,000	4,725 4,613 4,500

Mary K. Foster (7) President—Sylvan Learning Center	2005 2004 2003	296,667 279,001 262,500	15,000 168,000 172,600	16,034 16,034 14,118	0 121,440 0	0 0 320,000	4,725 4,613 4,500

Kevin E. Shaffer (8) Chief Financial Officer	2005 2004 2003	245,833 219,189 186,164	0 112,500 72,000	11,418 10,866 9,739	0 80,960 0	0 80,000 184,000	4,725 4,613 4,500

Christopher J. Paucek (9) President, Educate Products	2005 2004	166,667 31,381	175,223 18,500	7,332 0	0 0	0 15,000	0 0

(1)	The amounts in this column represent automobile allowances, parking subsidies and payments for supplemental disability policies.
(2)	The value of each share of Educate Common Stock when the restricted stock was awarded in 2004 was $5.06. The value of the restricted stock awards as of the end of 2005 was $6,136,000, $330,400, $188,800, $188,800, and $283,200 for Messrs. Hoehn-Saric, P. Cohen, J. Cohen and Shaffer and Ms. Foster, respectively. The values were calculated by multiplying the closing market price for the stock on the last trading day of 2005, which was $11.80 per share, by the number of restricted shares held by each on that date. The number of restricted stock awards held by Messrs. Hoehn-Saric, P. Cohen, J. Cohen and Shaffer and Ms. Foster at the end of 2005 were 520,000, 28,000, 16,000, 16,000 and 24,000, respectively.
(3)	The amounts in this column represent contributions made by Educate to the respective executive officers’ 401(k) Plan accounts.
(4)	Included in Mr. Hoehn-Saric’s 2004 salary was $11,875 paid during 2004 but applicable to 2003 and a $5,550 payment related to Educate’s 401(k) Plan.
(5)	Included in Mr. P. Cohen’s 2004 salary was a $1,500 payment related to Educate’s 401(k) Plan. Mr. P. Cohen became President (acting) of Learning Center segment in January 2006.
(6)	Included in Mr. J. Cohen’s 2004 salary was a $1,009 payment related to Educate’s 401(k) Plan.
(7)	Included in Ms. Foster’s 2004 salary was a $1,500 payment related to Educate’s 401(k) Plan. Ms. Foster ceased serving as President—Sylvan Learning Center in January 2006.
(8)	Included in Mr. Shaffer’s 2004 salary was a $488 payment related to Educate’s 401(k) Plan.
(9)	Mr. Paucek joined Educate in August 2004. He became President, Educate Products in November 2005.

Option Grants in Last Fiscal Year. In 2005, no options or restricted stock were granted to the Named Executive Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 2005 for the Named Executive Officers. Value represents, in the case of exercised options, the difference between exercise price and market price on the date of exercise and, in the case of unexercised options and exercisable options, the difference between exercise price and market price at December 31, 2005 times the number of unexercised options.

Name	Shares Acquired Upon Exercises	Value Realized	Number of Securities Underlying Unexercised Options @ YE (1)		Value of Unexercised In-the-money Options and Restricted Stock @ YE (1)
R. Christopher Hoehn-Saric Chairman of the Board and CEO	0	$0	1,150,000 230,000	(E) (U)	$9,303,500 1,860,700	(E) (U)

Peter J. Cohen President, COO, and President (acting) of Learning Center segment	0	0	225,000 159,000	(E) (U)	1,820,250 1,286,310	(E) (U)

Jeffrey H. Cohen President, Catapult Learning	0	0	162,500 97,500	(E) (U)	1,314,625 788,775	(E) (U)

Mary K. Foster (2) Senior Vice President of Business Strategy	0	0	170,008 120,000	(E) (U)	1,381,028 970,800	(E) (U)

Kevin E. Shaffer Chief Financial Officer	0	0	104,500 117,334	(E) (U)	925,917 760,163	(E) (U)

Christopher J. Paucek President, Educate Products	0	0	4,688 10,312	(E) (U)	3,750 8,250	(E) (U)

(1)	(E) = Exercisable; (U) = Unexercisable
(2)	Mr. Foster became Senior Vice President of Business Strategy in January 2006

Equity Compensation Plans

The following tables set forth information regarding outstanding options and shares reserved for future issuance under the plans listed below, which are Educate’s only equity-based compensation plans, as of December 31, 2005. There are no outstanding warrants or rights other than options and restricted shares under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted - Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Educate 2003 Omnibus Stock Incentive Plan Approved by Security Holders	3,258,523	$4.00	0

Educate 2004 Omnibus Stock Incentive Plan Approved by Security Holders	315,200	12.62	784,800	(1)

Total	3,573,723	$4.76	784,800

(1)	784,800 was the number of shares of Educate Common Stock available for future issuance, as of December 31, 2005. On January 1 of each successive year during the term of the 2004 Plan, the number of shares of Educate Common Stock available for issuance shall increase by an amount equal to the lesser of 400,000 shares or one percent of the number of outstanding shares of Educate Common Stock on December 31 of the immediately preceding year.

Omnibus Stock Incentive Plans

The Educate 2003 Omnibus Stock Incentive Plan (the “2003 Plan”) and the Educate 2004 Omnibus Stock Incentive Plan (the “2004 Plan”) are administered by the Board or by a committee appointed by the Board. The Administrator is empowered to take all actions to carry out the purpose and intent and to administer and interpret all documents relevant to the plans. The 2003 Plan has no securities available for future issuance. Furthermore, securities which are forfeited under this plan are not available for future issuance.

As of December 31, 2005, the 2004 Plan had 784,800 shares available for future issuance. On December 31, 2005, the total number of shares of Educate Common Stock reserved and available for issuance under the 2004 Plan was 1,100,000 shares. On January 1 of each year beginning in 2005, the number of shares of Educate Common Stock reserved and available for issuance will increase by an amount equal to the lesser of 400,000 shares or one percent of the number of outstanding shares of Educate Common Stock on December 31 of the immediately preceding year. Based on the ten-year term of the 2004 Plan, because the greatest number of additional shares which can be added during any year is 400,000, the number of shares of Educate Common Stock available for awards under the 2004 Plan will not exceed an aggregate of 4,700,000 shares.

All employees or others providing bona fide services to the Company or an affiliate are eligible to participate. The 2004 Plan may grant nonstatutory options, stock appreciation rights, phantom stock, performance awards, or any other stock based award under the plan. The Board reserves the right to terminate the 2003 Plan or the 2004 Plan at any time or modify or amend either or both plans.

Employment Agreement

Educate entered into an employment agreement with Mr. Hoehn-Saric on June 30, 2003. Mr. Hoehn-Saric’s agreement has a term of three years, which will automatically be extended by one year beginning on the third anniversary of the agreement, unless either party provides written notice that it does not wish to extend the term. The agreement provides for an annual base salary of $400,000 per year that is subject to annual increases by the Board or the Compensation Committee of the Board. Mr. Hoehn-Saric is eligible to receive annual performance bonuses of 100% of his base salary based upon Educate’s attainment of certain earnings before interest, taxes, depreciation and amortization goals. On July 1, 2003 Mr. Hoehn-Saric was granted options to purchase 1,380,000 shares of Educate common stock pursuant to the 2003 Plan, with a per share exercise price equal to $3.71. These options vest as to 1/36 of the shares subject to the options at the end of each full month following the date of grant, and vest in full in the event of a change of control. The agreement also provides for Mr. Hoehn-Saric to be automatically nominated to serve as Chairman of Educate’s Board of Directors.

In the event Mr. Hoehn-Saric’s employment with Educate is terminated as a result of his death or total disability, he will be entitled to all amounts of accrued but unpaid base salary and benefits through the date of such termination and the bonus that he would have been entitled to had he worked the full year during which his death or total disability occurred. In the event Mr. Hoehn-Saric’s employment with Educate is terminated by Educate other than for cause, death or total disability or by Mr. Hoehn-Saric for good reason on or prior to June 30, 2006, he will be entitled to (i) his base salary until the later of the first anniversary of the date of termination or June 30, 2006 (the “Termination Payment Period”), (ii) the bonus that he would have been entitled to had he worked the full year during which the termination occurred, (iii) continue to participate in, and be covered under, Educate’s group life, disability, sickness, accident and health insurance programs on the same basis as other of Educate’s executives until the end of the Termination Payment Period, and (iv) automatic vesting of his options, which will be exercisable as to the greater of the then vested shares or 920,000 shares, effective as of the day immediately preceding his termination date, and the options will remain outstanding and exercisable for the longer of six months or the duration provided in the Plan and/or his option agreement. In the event Mr. Hoehn-Saric’s employment with Educate is terminated by Educate other than for cause, death or total disability or by Mr. Hoehn-Saric for good reason after June 30, 2006, he will be entitled to (i) his base salary until the later of the first anniversary of the date of termination or the expiration of the agreement without giving effect to any further extensions, (ii) the bonus that he would have been entitled to had he worked the full year during which the termination occurred, (iii) continue to participate in, and be covered under, Educate’s group life, disability, sickness, accident and health insurance programs on the same basis as other of Educate’s executives through the first anniversary of the date of termination, and (iv) automatic vesting of his options which will be exercisable as to the greater of the then vested shares or 920,000 shares, effective as of the day immediately preceding his termination date, and, the options will remain outstanding and exercisable for the longer of six (6) months or the duration provided in the Plan and/or his option agreement.

Mr. Hoehn-Saric’s agreement provides that if the benefits payable to him would be subject to the imposition of the excise tax under Section 4999 of the Code, the amount of his benefits will be reduced to the highest amount that may be paid by us or another entity without subjecting such benefits to the excise tax; provided, however, no benefit reduction will apply if Mr. Hoehn-Saric would, on a net after tax basis, receive less benefits than if the benefits were not so reduced.

Mr. Hoehn-Saric’s agreement also contains non-competition and non-solicitation provisions effective through the term of the agreement, unless his employment is terminated by Educate except as a result of his death or disability, until the first anniversary of the date of termination.

Compensation Committee Report

Introduction. The Compensation Committee (the “Committee”) consists of two independent Directors, none of whom has ever been an officer or employee of Educate. The function of the Committee is to review and, if appropriate, amend, or recommend amendment of, Educate’s policies regarding the compensation of Educate’s executive officers and Directors and to review and set, or recommend the setting of, compensation of Educate’s executive officers and Directors. The Committee’s responsibilities also include administering Educate’s stock option plans and making decisions or recommendations regarding option grants to officers, Directors and other employees. The Committee also periodically reviews Educate’s employee benefit plans that are intended to qualify under Section 401 of the Internal Revenue Code to determine whether any changes to those plans may be appropriate. The Committee meets at least once a year to review management performance and compensation; to approve compensation increase, bonus and option grants for the CEO; to review the compensation increases, bonuses and option grants for other executive officers; and to establish performance objectives for the executive officers. The Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions and as the need arises. The Committee is currently reviewing the compensation of Educate’s executive officers and Directors and has retained a compensation consultant to assist in the process.

Compensation Philosophy and Approach. The Committee’s goals with respect to executive officers, including the Chief Executive Officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of stockholder value. When determining adjustments to an individual’s compensation package, the Committee evaluates the importance to Educate and its stockholders of that person’s continued service. The principal elements of Educate’s executive compensation program consist of both annual and long-term compensation, including base salary and annual incentive cash bonuses and, at appropriate times, long-term incentive compensation in the form of equity compensation. The Committee has put primary emphasis on long-term equity compensation based upon its belief that the executive officers of Educate should have a significant portion of their compensation contingent upon increases in the market price of Educate Common Stock.

Base Salaries. Each executive’s base salary is determined or approved by the Committee after considering a variety of factors that make up market value and prospective value to Educate, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Committee may change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or Educate, changes in responsibility, and changes in the market for executives with similar credentials. Educate’s executive officer base salary levels are submitted to the Committee for approval by the Chief Executive Officer. The base salary of Mr. Hoehn-Saric, Chairman of the Board of Directors and Chief Executive Officer, was $500,000 in 2005, $400,000 in 2004 and at the annual rate of $385,000 for the first six months of 2003 and $400,000 for the second six months of 2003.

Annual Incentive Cash Bonus. In addition to base salaries, executive officers of Educate are eligible to receive annual cash bonuses, at the discretion of the Committee. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Committee with advice from the Chief Executive Officer, based on the overall financial performance of Educate and the Committee’s assessment of the individual executive’s contributions during the year, compared to, but not limited to, a list of established goals. Because of Educate’s financial performance during 2005, despite the accomplishment of certain objectives, neither the Chief Executive Officer nor certain other Educate executive officers were awarded cash bonuses for 2005.

Long-term Incentive Awards. Options and restricted stock are granted to executive officers and other key employees whom the Compensation Committee determines to be important to the future growth and profitability of Educate. They are an important element in Educate’s executive compensation program because they emphasize long-term company performance, as measured by the creation of stockholder value, and foster a commonality of interest between stockholders and employees. Educate awards options to executives upon the commencement of employment, upon promotions, and at other times. The Compensation Committee typically grants stock options and restricted stock with relatively long vesting periods, such as three to four years, creating strong incentives for recipients to remain employees. Educate’s stock option plan also provides for option grants to members of the Board of Directors.

In July 2003, the Board awarded Mr. Hoehn-Saric options to purchase 1,380,000 shares of Educate Common Stock, subject to a three-year vesting schedule, and in May 2004, the Board awarded Mr. Hoehn-Saric 520,000 shares of restricted Educate Common Stock.

CEO’s Compensation. Mr. Hoehn-Saric became Chief Executive Officer in July 2003 and Chairman of the Board of Directors in April 2004 and served in those capacities throughout 2005.

Mr. Hoehn-Saric’s base compensation during 2005 was $500,000. Because of Educate’s financial performance during 2005, despite the accomplishment of certain objectives, the Compensation Committee decided to not award Mr. Hoehn-Saric any cash bonus for 2005. In addition, Mr. Hoehn-Saric was not granted any options or restricted stock during 2005 or for Educate’s or his performance in 2005. During 2004 Mr. Hoehn-Saric received base compensation of $400,000 and for 2004 Mr. Hoehn-Saric received a bonus of $488,000. During 2003 Mr. Hoehn-Saric received base compensation of $385,000 from Educate and its predecessor and for 2003 Mr. Hoehn-Saric received a bonus of $412,500.

Compensation Committee

Cheryl Krongard

Michael D. Weiner

Audit Committee Report

The following is the report of the Audit Committee with respect to Educate’s audited consolidated financial statements for the fiscal year ended December 31, 2005, which include the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for of each the years ended December 31, 2005 and December 31, 2004, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that it is specifically incorporated by reference in such filing.

Audit Committee Report

The Audit Committee of the Board of Directors consists of three independent Directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Devine, Hornbeck and Yzaguirre. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s independent auditors.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements which were subsequently set forth in the Company’s 2005 Annual Report to Stockholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), the Statement on Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a. These matters included a discussion of Ernst & Young LLP’s judgments about the quality (and not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young LLP that firm’s independence. The Audit Committee further considered whether the provision by Ernst & Young LLP of the non-audit services is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s review and discussions with management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission and in the Company’s 2005 Annual Report to Stockholders. In making its recommendation to the Board of Directors, the Audit Committee has relied (i) upon management’s representations that such financial statements were prepared with integrity and objectivity and in conformance with generally accepted accounting principles and (ii) the reports of Ernst & Young LLP with respect to such financial statements.

The Audit Committee also selected, subject to Board of Director and stockholder ratification, Ernst & Young LLP as the Company’s independent auditors for 2006.

Audit Committee

Michael F. Devine, III—Chairman

David W. Hornbeck

Raul Yzaguirre

Stock Performance Graph

Under the rules of the Securities and Exchange Commission, Educate is required to provide a comparison of the cumulative total stockholder return on Educate Common Stock with that of a broad equity market index and either a published industry index or a Educate-constructed peer group index for the period from when the Educate Common Stock started trading on September 23, 2004 through December 31, 2005.

The following graph compares the cumulative total stockholder return on Educate Common Stock from September 23, 2004 through December 31, 2005, with the cumulative total return of the Total Return Index for the Russell 2000 Index, and an Educate-constructed peer group index. The companies included in the peer group index are Bright Horizons Family Solutions, Inc.; The Princeton Review, Inc.; Renaissance Learning, Inc.; LeapFrog Enterprises, Inc.; and Weight Watchers International, Inc. These companies include education and other service providers. The comparison assumes $100 was invested on September 23, 2004 in Educate Common Stock and each other index. It also assumes reinvestment of any dividends.

Educate does not make, nor does it endorse, any predictions as to future stock performance.

*	$100 invested on September 23, 2004 in stock or index, including reinvestment of dividends.
(1)	The companies in the peer group are Bright Horizons Family Solutions, Inc. (NASDAQ: BFAM); The Princeton Review, Inc. (NASDAQ: REVU); Renaissance Learning, Inc. (NASDAQ: RLRN); LeapFrog Enterprises, Inc. (NYSE: LF); and Weight Watchers International, Inc. (NYSE: WTW).

Educate Management

Executive Officers and Directors. The current executive officers and Directors of Educate are:

Name	Age	Position(s)
R. Christopher Hoehn-Saric	43	Chief Executive Officer; Director; Chairman of the Board of Directors
Peter J. Cohen	50	President, Chief Operating Officer, and President (acting) of Learning Center segment
Kevin E. Shaffer	42	Chief Financial Officer
Jeffrey H. Cohen	40	President, Catapult Learning
Christopher J. Paucek	35	President, Educate Products
C. Alan Schroeder	48	General Counsel, Secretary
Douglas L. Becker	40	Director
Laurence Berg	39	Director
Michael F. Devine, III	47	Director, Chairman of the Audit Committee
David Hornbeck	64	Director, Member of the Audit Committee
Cheryl Krongard	50	Director, Member of the Compensation Committee and the Nominating and Corporate Governance Committee
Aaron Stone	33	Director
Michael D. Weiner	53	Director, Member of the Compensation Committee and the Nominating and Corporate Governance Committee
Raul Yzaguirre	66	Director, Member of the Audit Committee

Information relating to Educate’s executive officers is set forth below. See “Information Concerning Nominees” above for information relating to the Educate Directors.

R. Christopher Hoehn-Saric became our Chief Executive Officer in July 2003 and Chairman of our Board of Directors in April 2004. From February 2000 until July 2003, he was Chairman and Chief Executive Officer of Sylvan Ventures, the incubator subsidiary of our predecessor, Sylvan Learning Systems, Inc., which is now known as Laureate. He served as Chairman of the Board of Sylvan Learning Systems, Inc. from April 1993 until February 2000 and as co-Chief Executive Officer of Sylvan Learning Systems, Inc. from December 1995 until February 2000. He also served as Sylvan Learning Systems, Inc. President from 1988 to 1993. He was a member of Sylvan Learning Systems, Inc.’s Board of Directors from 1986 through July 2003 and has been a member of Laureate’s Board of Directors since July 2003.

Peter J. Cohen became our President and Chief Operating Officer in July 2003. In January 2006 he also became President of the Learning Center segment of our Company. From February 2000 until July 2003, he was President and Chief Operating Officer of Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc. He joined Sylvan Learning Systems, Inc. in 1996 as President of the Sylvan Learning Centers division. From 1994 to 1996, he served as Chief Executive Officer of The Pet Practice, Inc., a national chain of branded pet hospitals.

Kevin E. Shaffer became our Chief Financial Officer in July 2003. From June 1999 until July 2003 he served as Vice President of Finance and Corporate Controller of Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc. Prior to joining Sylvan Learning Systems, Inc., he was an executive with Ernst & Young LLP, providing audit and consulting services to clients in a variety of industries from 1984 to 1999.

Jeffrey H. Cohen became the President of Catapult Learning in July 2003. He previously served in that role with Sylvan Learning Systems, Inc., which is now known as Laureate Education, Inc., from August 2001 to July 2003. Prior to joining Sylvan Learning Systems, Inc., from February 1998 until July 2001, he was with Prometric, Inc., a provider of computer-based assessment and examination services, serving first as the

Vice President of Prometric’s Academic, Professional and Corporate Services Business Unit and later as the Senior Vice President for Business Unit Management. He also served as a political appointee in the Clinton Administration.

Christopher (Chip) J. Paucek became the President of Educate Products in November 2005. From January 2005 to November 2005 he was General Manager of Hooked on Phonics and from July 2004 to January 2005 he was Vice President of Corporate Business Development for Educate, Inc. From January 2004 to November 2004, he was Deputy Campaign Manager of U.S. Senator Barbara Mikulski’s 2004 re-election campaign. In December 1993, he founded Cerebellum Corporation and served as Co-Chief Executive Officer from that month until January 2004. Cerebellum Corporation sold products under the Cerebellum and Standard Deviants brands and produced, among other things, the PBS television series Standard Deviants.

C. Alan Schroeder became General Counsel and Secretary in August 2004. Previously, Mr. Schroeder was Of Counsel to Piper Rudnick LLP from May 2002 to August 2004. From March 1994 to January 2002, Mr. Schroeder was Executive Vice President—General Counsel and Secretary of Prime Retail, Inc., an owner of shopping centers. On September 12, 2000, Mr. Schroeder was elected director and officer of E-Outlets Resolution Corporation, a subsidiary of Prime Retail, Inc., for the sole purpose of executing the bankruptcy filings of E-Outlets Resolution Corporation, which had ceased operations on April 4, 2000. The bankruptcy petition was filed November 6, 2000.

There are no family relationships among any of the executive officers or directors of Educate. Executive officers of Educate are elected by the Educate Board on an annual basis and serve at the discretion of the Educate Board.

Stock Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth information regarding the beneficial ownership of Educate Common Stock as of April 16, 2005 by (i) each person or entity that Educate knows beneficially owns more than 5% of Educate Common Stock, (ii) each Director and Director nominee, (iii) the Chief Executive Officer and each of the other Named Executive Officers and (iv) all Directors and Executive Officers as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares shown as beneficially owned by them.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number of Shares	Percentage Ownership
Apollo Advisors IV, L.P. (2)(3)	22,588,277	53%
Kornitzer Capital Management, Inc.(4)	2,335,782	5%
Douglas L. Becker	—	*
Michael F. Devine, III (5)	20,000	*
Laurence Berg (3)(6)(14)	22,608,277	53%
Cheryl Krongard (15)	20,000	*
David Hornbeck (16)	12,000	*
Aaron Stone (3)(7)(14)	22,608,277	53%
Michael D. Weiner (3)(8)(19)	22,600,277	53%
Raul Yzaguirre (16)	12,000	*
R. Christopher Hoehn-Saric (9)(10)	2,029,187	5%
Peter J. Cohen (11)	337,167	*
Jeffrey Cohen (12)	205,583	*
Kevin E. Shaffer (13)	188,500	*
Christopher J. Paucek (17)	9,063	*
Mary K. Foster (18)	244,000	*
All executive officers and directors as a group	25,235,078	59%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the address for each of the individuals listed below is: c/o Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202.
(2)	Represents shares held by Apollo Sylvan, LLC and Apollo Sylvan II, LLC, two special purpose entities created in connection with Educate’s acquisition of the pre-K-12 business of Laureate. Apollo Investment Fund IV, L.P. is the managing member of Apollo Sylvan, LLC and Apollo Overseas Partners IV, L.P. serves as managing member of Apollo Sylvan II, LLC. Apollo Advisors IV, L.P. is the general partner of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. Messrs. Leon Black and John Hannan are directors and principal executive officers of the general partner of Apollo Advisors IV, L.P., and each expressly disclaim beneficial ownership of the indicated shares.
(3)	c/o Apollo Advisors, L.P., Two Manhattanville Road, Purchase, New York 10577.
(4)	Based solely upon a Form 13G filed by Kornitzer Capital Management, Inc. (“KCM”) on February 2, 2006. The filing indicates that KCM is an investment adviser and that its principal business address is 5420 West 61st Place, Shawnee Mission, KS 66205.
(5)	On December 10, 2004, Mr. Devine was granted 16,000 options to purchase common stock. On April 10, 2006, Mr. Devine was granted 4,000 options to purchase common stock. As of April 16, 2006, all the options had vested.
(6)	Includes shares of common stock beneficially owned by Apollo Advisors IV, L.P. as to which Mr. Berg, a director of the company and senior partner of Apollo Advisors IV, L.P., expressly disclaims beneficial ownership.
(7)	Includes shares of common stock beneficially owned by Apollo Advisors IV, L.P. as to which Mr. Stone, a director of the company and partner of Apollo Advisors IV, L.P., expressly disclaims beneficial ownership.
(8)	Includes shares of common stock beneficially owned by Apollo Advisers IV, L.P. as to which Mr. Weiner, a director of the company and the general counsel of Apollo Management, L.P., expressly disclaims beneficial ownership.
(9)	Includes: (i) 41,880 shares of common stock that Mr. Hoehn-Saric holds as trustee of the CHS Trust; and (ii) 125,640 shares of common stock that Mr. Hoehn-Saric holds as trustee of the RCHS Trust #9.

(10)	Mr. Hoehn-Saric was granted 1,380,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/36 of the options at the end of each full month after June 30, 2003. As of April 16, 2006, 1,265,000 options had vested and another 76,667 options were to vest within 60 days. Also includes 520,000 restricted shares of common stock Mr. Hoehn-Saric was awarded on May 13, 2004.
(11)	Mr. Peter Cohen was granted 424,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003. As of April 16, 2006, 291,500 options had vested and another 17,667 options were to vest within 60 days. Also includes 28,000 restricted shares of common stock Mr. Peter Cohen was awarded on May 13, 2004 and 40,000 options exercised in 2004.
(12)	Mr. Jeffrey Cohen was granted 260,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of his stock option agreement, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003. As of April 16, 2006, 178,750 options had vested and another 10,833 options were to vest within 60 days. Also includes 16,000 shares of restricted stock Mr. Jeffrey Cohen was awarded on May 13, 2004.
(13)	Mr. Shaffer was granted 184,000 and 80,000 options to purchase shares of common stock on July 1, 2003 and May 13, 2004, respectively. Pursuant to the terms of his stock option agreements, his options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003 and May 31, 2004, respectively. As of April 16, 2006, 161,500 options had vested and another 11,000 options were to vest within 60 days. Also includes 16,000 shares of restricted stock Mr. Shaffer was awarded on May 13, 2004 and 42,166 options exercised in 2004.
(14)	On May 13, 2004, Messrs. Berg and Stone were each granted 20,000 options to purchase common stock. As of April 16, 2006, all the options had vested.
(15)	On June 23, 2004, Ms. Krongard was granted 20,000 options to purchase common stock. As of April 16, 2006, all of the options had vested.
(16)	On September 17, 2004, Messrs. Hornbeck and Yzaguirre were each granted 12,000 options to purchase common stock. As of April 16, 2006, all of the options had vested.
(17)	Mr. Paucek was granted 15,000 options to purchase shares of common stock on September 17, 2004. As of April 16, 2006, 5,625 of these options had vested and 625 of these options were to vest within 60 days. Mr. Paucek was also granted 135,000 options to purchase shares of common stock on April 10, 2006. As of April 16, 2006, none of these options had vested and 2,813 of these options were to vest within 60 days.
(18)	Ms. Foster was granted 320,000 options to purchase shares of common stock on July 1, 2003. Pursuant to the terms of her stock option agreement, her options vest and become exercisable as to 1/48 of the options at the end of each full month after June 30, 2003. Based upon information available as of February 16, 2006, the Company believes that as of such date 206,667 options had vested and another 13,333 options were to vest within 60 days. Also includes 24,000 restricted shares of common stock Ms. Foster was awarded on May 13, 2004 and 29,292 options exercised in 2004.
19)	On April 10, 2006, Mr. Weiner was granted 12,000 options to purchase common stock. As of April 16, 2006, all of the options had vested.

II. AUDITOR RATIFICATION

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (E&Y) to serve as Educate’s independent auditors for the year ending December 31, 2006, subject to the ratification by stockholders of Educate. E&Y has served as independent auditors of Educate since 2003. A partner of the firm is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

Fees for professional services provided to Educate by E&Y in each of the last two fiscal years, in each of the following categories, are:

	2005	2004
	(in millions)
Audit Services	$1.2	$1.2
Audit-Related Services	0.2	0.3
Tax Services	0.1	0.1
All Other Fees	—	—

In the above table, fees paid to E&Y in 2005 and 2004 are set forth in accordance with the rules and regulations of the SEC. Audit Services are fees Educate paid to E&Y for the audit of Educate’s annual consolidated financial statements, reviews of Educate’s quarterly consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures, accounting consultations related to transactions and the adoption of new accounting pronouncements that impact the audited financial statements, statutory audits required internationally, and audit of subsidiaries required by state or federal regulations. Audit-Related Services principally consist of assurance and related services that are reasonably related to the performance of the audit or review of Educate’s financial statements. Tax services are services rendered for tax compliance, tax advice and tax planning. The Audit Committee considered whether E&Y providing non-audit services was compatible with their maintaining independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditors. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to a specific year, the Audit Committee must approve the permitted service before the independent auditors are engaged to perform it.

The appointment of the independent auditors of Educate is approved annually by the Audit Committee and submitted by the Board of Directors to the stockholders for ratification. The Audit Committee has concluded that the provision by E&Y of non-audit services for the last completed fiscal year is compatible with E&Y maintaining its independence.

Before making its recommendation for the appointment of E&Y, the Audit Committee carefully considered that firm’s qualifications as auditors for Educate. This consideration included a review of E&Y’s performance last year and E&Y’s audit plans for 2006, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects.

The affirmative vote of a majority of the shares of Educate Common Stock present in person or represented by proxy at the Annual Meeting is required for ratification of the selection of E&Y as Educate’s independent auditors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the selection of E&Y as Independent Auditor of Educate for the Fiscal Year ending December 31, 2006.

III. OTHER MATTERS

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card will vote on such matters in accordance with the proxy holder’s judgment as to the best interests of Educate.

STOCKHOLDER PROPOSALS

Any stockholder wishing to include a proposal in the proxy statement for Educate’s 2007 Annual Meeting must send the proposal to Educate, Inc., Attn: General Counsel/Corporate Secretary, at 1001 Fleet Street, Baltimore, Maryland 21202. Proposals must be received no later than March 1, 2007 to be included in the 2007 proxy statement.

Stockholders intending to present a proposal at Educate’s 2007 Annual Meeting but not to include the proposal in our proxy statement must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that a stockholder submit a written notice of intent to present such a proposal that is received by Educate’s General Counsel/Corporate Secretary no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Educate must receive notice of such a proposal for the 2007 Annual Meeting between February 2, 2007 and March 4, 2007. If the notice is received before February 2, 2007 or after March 4, 2007, it will be considered untimely and the Company will not be required to present it at the 2007 Annual Meeting.

Stockholders or other interested parties who wish to communicate with the Educate Board of Directors may do so by addressing such correspondence to the Board of Directors, any individual Director or any group of Directors c/o General Counsel/Corporate Secretary, 1001 Fleet Street, Baltimore, MD 21202. The General Counsel has the authority to disregard any inappropriate communications or take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the General Counsel will submit the correspondence to the specific member or members to whom such correspondence is directed.

MISCELLANEOUS

A copy of Educate’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, excluding exhibits thereto, may be obtained without charge, by writing Investor Relations, Educate, Inc., 1001 Fleet Street, Baltimore, Maryland 21202, by visiting Educate’s website at www.educate-inc.com, or by telephoning (410) 843-8000. Educate’s Annual Report for the year ended December 31, 2005, including its consolidated financial statements, is being mailed to all stockholders entitled to vote at the 2006 Annual Meeting with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report provides additional information about Educate.

BY ORDER OF THE BOARD OF DIRECTORS

C. Alan Schroeder

Secretary

Baltimore, Maryland

May 1, 2006

PROXY PROXY

ANNUAL MEETING OF STOCKHOLDERS OF

EDUCATE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD JUNE 2, 2006

The undersigned hereby appoints C. ALAN SCHROEDER, with full power of substitution, as attorney and proxy of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Educate, Inc. (the “Company”) to be held at the Sylvan University Suite, 1000 Lancaster Street, Baltimore, Maryland 21202 on Friday, June 2, 2006 at 9:00 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of a copy of the Company’s 2005 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” PROPOSAL 2.

(Continued and to be signed on the reverse side)

EDUCATE, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RE-ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ERNST & YOUNG LLP.

1. To elect nine directors for a one-year term ending in 2007.

Nominees: 01-Douglas L. Becker, 02-Laurence Berg,

03-Michael F. Devine, III, 04-R. Christopher Hoehn-Saric,

05-David W. Hornbeck, 06-Cheryl Krongard, 07-Aaron Stone, 08-Michael D. Weiner, 09-Raul Yzaguirre

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name below.)

For Withhold For All All All Except

2. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors.

For Against Abstain

3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” the election of the nominees and “FOR” proposal 2.

Date:

Signature of Stockholder

Signature of Stockholder

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE

ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.